Filed Pursuant to Rule 424(b)(3)
Registration No. 333-190097

APPLIED DNA SCIENCES, INC.
124,282,314 SHARES OF
COMMON STOCK

This prospectus relates to the resale of up to 124,282,314 shares of our common stock, $.001 par value (“Common Stock”), by the selling stockholder named herein.  These shares of Common Stock include 46,742,209 shares issuable upon conversion of Series B Preferred Stock and 66,844,918 shares issuable upon exercise or exchange of warrants.  For information about the selling stockholder, see “Selling Stockholder” on page 8.  The selling stockholder may sell shares of Common Stock from time to time in the principal market on which the stock is quoted at the prevailing market price or in negotiated transactions.  We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of Common Stock by the selling stockholder except for funds received from the exercise of warrants held by the selling stockholder, if and when exercised for cash.  We will pay the expenses of registering these shares, including legal and accounting fees.  See “Plan of Distribution.”

The shares of Common Stock offered by the selling stockholder have been or may be issued pursuant to the Securities Purchase Agreement dated July 19, 2013.  See “Selling Stockholder.”

Our shares of Common Stock are quoted on the OTC Bulletin Board under the symbol “APDN.”  On August 2, 2013, the closing sales price for our common stock on the OTC Bulletin Board was $0.149 per share.

The purchase of the Common Stock offered through this prospectus involves a high degree of risk.  You should consider carefully the risk factors beginning on page 3 of this prospectus before purchasing any of the shares offered by this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2013.

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ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed.  You should rely only on the information provided in or incorporated by reference in this prospectus or in any prospectus supplement, or documents to which we otherwise refer you.  We have not authorized anyone else to provide you with different information.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement.  This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

In this prospectus “Applied DNA,” “we,” “us” and “our” refer to Applied DNA Sciences, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements including statements using terminology such as “can”, “may”, “believe”, “designated to”, “will”, “expect”, “plan”, “anticipate”, “estimate”, “potential” or “continue”, or the negative thereof or other comparable terminology regarding beliefs, plans, expectations or intentions regarding the future.  You should read statements that contain these words carefully because they:

●	discuss our future expectations;

●	contain projections of our future results of operations or of our financial condition; and

●	state other “forward-looking” information.

We believe it is important to communicate our expectations.  However, forward-looking statements involve risks and uncertainties and our actual results and the timing of certain events could differ materially from those discussed in forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in this prospectus and the documents incorporated herein by reference.  All forward-looking statements and risk factors included in this prospectus and the documents incorporated herein by reference are based on information available to us as of the date thereof, and we assume no obligations to update any forward-looking statement or risk factor, unless we are required to do so by law.

ABOUT THE COMPANY

Overview

We are a provider of botanical-DNA based security and authentication solutions that can help protect products, brands and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion.  SigNature ®  DNA, SmartDNA ® , DNANet ® , BioMaterial Genotyping™, digitalDNA®, and Cashield ® , our principal anti-counterfeiting and product authentication solutions, can be used in numerous industries, including cash-in-transit (transport and storage of banknotes), microcircuits and other electronics, homeland security, textiles and apparel, identity cards and other secure documents, law enforcement, pharmaceuticals, wine, and luxury consumer goods.

SigNature DNA.  We use the DNA of plants to manufacture highly customized and encrypted botanical DNA markers, or SigNature DNA Markers, which we believe are virtually impossible to replicate.  We have embedded SigNature DNA Markers into a range of our customers’ products, including various inks, dyes, textile treatments, thermal ribbon, thread, varnishes and adhesives.  These items can then be tested for the presence of SigNature DNA Markers through an instant field detection or a forensic level authentication.  Our SigNature DNA solution provides a secure, accurate and cost-effective means for users to incorporate our SigNature DNA Markers in, and then quickly and reliably authenticate and identify, a broad range of items, such as recovered banknotes, branded textiles and apparel products, microcircuits and other electronics, pharmaceuticals and cosmetic products, identity cards and other secure documents, digital media, artwork and collectibles and fine wine.  Having the ability to reliably authenticate and identify counterfeit versions of such items enables companies and governments to detect, deter, interdict and prosecute counterfeiting enterprises and individuals.

SmartDNA.  SmartDNA is a unique and patented security system based on botanical DNA, a new and effective crime protection system for stores, warehouses, banks, pharmacies, ATMs and the protection of valuables.  The system contains a water-based, non-toxic spray which may be triggered during a crime, marking the perpetrator and remaining on their person for weeks after the crime.  Each SmartDNA product is designed to be unique to each store, warehouse or sting operation allowing the police and prosecutors to link criminals to the crimes.

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DNANet.  We have recently developed DNANet tactical DNA products for law enforcement, in the form of DNA-marked sprays and liquids.  These products, which are marketed to global police forces were created to help link criminals to crimes.  DNANet is a tactical forensic system providing unique DNA codes for covert operations that require absolute proof of authentication.  DNANet is now included in the SmartDNA family of products.

BioMaterial GenoTyping.  Our BioMaterial GenoTyping solution refers to the development of genetic assays to distinguish between varieties or strains of biomaterials, such as cotton, wool, tobacco, fermented beverages, natural drugs and foods, that contain their own source DNA.  We have developed two proprietary genetic tests (FiberTyping® and PimaTyping®) to track American Pima cotton from the field to finished garments.  These genetic assays provide the textile industry with what we believe to be the first authentication tools that can be applied throughout the U.S. and global textile industry by cotton growers, mills, wholesalers, distributors, manufacturers and retailers through trade groups and government agencies.

digitalDNA.  digitalDNA is a DNA-secured form of the QR (“quick read”) code.  digitalDNA is a new security tool that utilizes the flexibility of mobile communications, the instant accessibility of secure, cloud-based data, and the absolute certainty of DNA to make item tracking and authentication fast, easy and definitive, while providing the opportunity to create a new customer interface.  The product uses forensic authentication of a botanical DNA marker, sequence-encrypted within a secure QR code, and physically included within the ink used to digitally print the code.  The resulting pattern or “rune” can be scanned via an Apple-approved app with an iPhone to assure originality.  These mobile scans can be performed anywhere along the supply chain without limit.  Tracking information is fed into “tunable algorithms” that use pattern recognition to automatically identify supply-chain risks, for counterfeits or product diversion.  Rapid-reading reporters, associated with the DNA marker, are also embedded in the ink, and prevent the secure code from being digitally copied.

The digitalDNA platform is designed to meet compliance specifications defined by the PCI (Payment Card Industry) Security Standards Council, the new and strict standards developed for handling credit card transactions, and HIPAA (Health Insurance Portability and Accountability Act), the stringent requirements for protecting personal health information.

Cashield.  Cashield is a family of cash degradation inks that permanently stain banknotes stolen from cash-handling or ATM systems.  Cashield extends our offering beyond our prior singular product, AzSure®, to a family of security inks that include Red, Violet, Green, Teal, Indigo, and the original AzSure® Blue.  Current degradation dyes suffer from a critical technical weakness, as the dyes may be removed by the use of solvents.  We initiated the development of Cashield in response to demand for a more effective carrier for our SigNature DNA markers.  Cashield has been certified for use in the European Union by the Laboratoire National de Métrologie et d’Essais (LNE) and passed all 47 individual dye penetration and wash-out-resistance tests.  Additionally, a CViT study presented by the University of Leeds cited Cashield AzSure Blue ink as having improved performance versus staining inks from other suppliers.  In this study, the AzSure Blue ink was tested across a range of currencies, including British pounds, Euros, and U.S. dollars.  The evaluation involved exposure to numerous industrial solvents.  Final analysis of the results concluded that the AzSure Blue ink was bound strongly in five seconds or less to a variety of banknotes, and could not be removed with any solvent.

Corporate Information

Our principal offices are located at 50 Health Sciences Drive, Stony Brook, New York 11790, and our telephone number is (631) 240-8800.  We are a Delaware corporation, which was initially formed in 1983 under the laws of the State of Florida as Datalink Systems, Inc.  In 1998, we reincorporated in Nevada, and in 2002, we changed our name to our current name, Applied DNA Sciences, Inc.  In December 2008, we completed our reincorporation from Nevada to the State of Delaware.  We maintain a website at  www.adnas.com.  The information contained on that website is not deemed to be a part of this prospectus.

Our corporate headquarters are located at the Long Island High Technology Incubator at Stony Brook University in Stony Brook, New York, where we established laboratories for the manufacture of DNA markers and product prototypes, and DNA authentication.  To date, the company has had a limited operating history, and as a result, the company’s operations have produced limited revenues.

RISK FACTORS

Investing in our securities involves a high degree of risk.  Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed on December 20, 2012, with the SEC, and any updates described in subsequent Quarterly Reports on Form 10-Q, all of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.  The risks and uncertainties we have described are not the only risks that we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.  The occurrence of these known or unknown risks might cause you to lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholder, except for funds received from the exercise of warrants held by the selling stockholder, if and when exercised for cash.  We plan to use the net proceeds received from the exercise of any warrants, if any, for working capital and general corporate purposes.  The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements.  There can be no assurances that any of the outstanding warrants will be exercised.  The selling stockholder will pay any expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares of Common Stock.  We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration fees and fees and expenses of our counsel and our accountants.

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PRIVATE PLACEMENT OF COMMON STOCK,
PREFERRED STOCK AND WARRANTS

Securities Purchase Transaction

On July 19, 2013, we entered into a securities purchase agreement (“Purchase Agreement”) with Crede CG III, Ltd. (“Crede”). Pursuant to the Purchase Agreement, at the initial closing on July 19, 2013 (“Initial Closing”), Crede purchased 10,695,187 shares of our Common Stock at a price of $0.187 per share which was the closing bid price of our Common Stock on the day prior to the signing of the Purchase Agreement.  We received gross proceeds of $2,000,000. Pursuant to the Purchase Agreement, Crede agreed to purchase an additional $5,500,000 of our Series B Convertible Preferred Stock (“Series B Preferred”) at a purchase price of $1,000 per share on the date a registration statement (as described below) is declared effective by the SEC (“Second Closing”). On July 31, 2013, the registration statement was declared effective by the SEC and the Second Closing occurred at which Crede purchased the Series B Preferred with gross proceeds received by us of $5,500,000.

The Series B Preferred is convertible at the option of the holder thereof, in whole or in part, from time to time and at any time, at the lesser of (i) the Fixed Conversion Price and (ii) the Non-Fixed Conversion Price. The Fixed Conversion Price is equal to $0.187 per share, which is the purchase price for the Common Stock at the Initial Closing. The Non-Fixed Conversion Price is equal to the closing bid price of our Common Stock for the most recently completed trading day as of the time of conversion. The Series B Preferred will be convertible into our Common Stock at our option, in whole or in part, from time to time during the ten trading day period beginning one trading day following the effectiveness of the registration statement (as described below) through the eleventh trading day following effectiveness of such registration statement, at the Non-Fixed Conversion Price, provided that certain equity conditions are met and we are not in breach of certain conditions. The Series B Preferred will be automatically converted into our Common Stock on the one year anniversary of the issuance of the Series B Preferred at the then applicable Non-Fixed Conversion Price, provided that certain equity conditions are met and we are not in breach of certain conditions. The Series B Preferred contains weighted average anti-dilution protection. The Series B Preferred will not accrue dividends except to the extent dividends are paid on our Common Stock. Our Common Stock will be junior in rank to our Series B Preferred with respect to preferences as to dividends, distributions and payments upon our liquidation, dissolution and winding up. The Series B Preferred will generally have no voting rights except as required by law.

We also issued Crede at the Initial Closing Warrants with a term of five years (though such term may be extended in certain instances) (“Series A Warrants”) allowing it to purchase 10,695,187 shares of Common Stock at a price of $0.2431 per share which is equal to a 30% premium to the closing bid price of our Common Stock on the day prior to the signing of the Purchase Agreement. At the Initial Closing, we also issued Crede a second set of Warrants (“Series B Warrants”) allowing it to purchase 29,411,764 shares of Common Stock, which is equal to one share of our Common Stock for every share of Common Stock which would be issuable to it if it fully converted the Series B Preferred into Common Stock at the Fixed Conversion Price. The exercise price of the Series B Warrants is $0.2431 which is equal to a 30% premium to the closing bid price of our Common Stock on the day prior to the signing of the Purchase Agreement. The Series B Warrants became exercisable on July 31, 2013, the date of the Second Closing, and have a term of five years (though such term may be extended in certain instances).

In addition, at the Initial Closing, we issued to Crede a third set of Warrants (“Series C Warrants”) which is only exercisable for six months from the earlier of (i) November 7, 2013 and (ii) after the eleventh trading day following the Second Closing. The Series C Warrants will allow Crede to purchase, at a price of $0.2431 per share (equal to a 30% premium to the closing bid price of our Common Stock on the day prior to the signing of the Purchase Agreement), 26,737,967 shares of Common Stock, which is equal to one-third the sum of (i) the number of shares of Common Stock issued at the Initial Closing, (ii) the number of shares of Common Stock which would be issuable to it if it fully converted the Series B Preferred into Common Stock at the Fixed Conversion Price, (iii) the number of shares of Common Stock subject to the Series A Warrants and (iv) the number of shares of Common Stock subject to the Series B Warrants.

The Series B and Series C Warrants provided us with an option to repurchase any remaining unexercised portion of such Warrants for a repurchase price equal to $50,000, if the Second Closing was terminated pursuant to the Purchase Agreement. The Series C Warrants are also subject to the Company’s repurchase at an aggregate repurchase price equal to $10,000 at the close of trading on the tenth trading day immediately following the Second Closing but only if the registration statement (described below) is effective and covers and is available for use for the resale of (i) all shares of Common Stock issued at the First Closing, (ii) all shares of Common Stock issued upon conversion of the Series B Preferred, (iii) all shares of Common Stock which would then be issuable if the full then unconverted portion of the Series B Preferred were then fully converted into Common Stock at the then applicable conversion price, (iv) all shares of Common Stock subject to the Series A Warrants and (v) all shares of Common Stock subject to the Series B Warrants. The Company intends to repurchase the Series C Warrants for $10,000 at the close of trading on the tenth trading day immediately following the Second Closing.

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Crede may exercise Series A and Series B Warrants by paying in cash or on a cashless basis by exchanging such Warrants for Common Stock using a negotiated Black-Scholes value.  In the event that our Common Stock trades at a price 25% or more above the exercise price of the Series A and Series B Warrants for a period of 20 consecutive days (with average daily dollar volume of Common Stock on the OTC Bulletin Board at least equal to $300,000), we may obligate Crede to exercise such Warrants for cash.

Pursuant to a registration rights agreement between us and Crede, we agreed to file a registration statement within 30 days of the Initial Closing and to use our best efforts to get such registration statement effective within 90 days. The registration statement covered the resale of all shares of Common Stock issuable pursuant to the Purchase Agreement, including the shares of Common Stock underlying the Series B Preferred and Series A, B and C Warrants. The registration statement of which this prospectus forms a part was declared effective by the SEC on July 31, 2013. We have also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective for the period of time required under the Purchase Agreement. In the event the registration statement failed to be declared effective within the 90 day period, we would have been subject to monthly penalties which would expire six months after the Initial Closing.

The Series B Preferred and the Series A, B and C Warrants each contain a 9.9% “blocker” so that in no event shall the Series B Preferred or any of the Series A, B and C Warrants be convertible or exercisable (including through the cashless exercise exchange provision) into or for Common Stock to the extent that such conversion or exercise would result in Crede having “beneficial ownership” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) of more than 9.9% of the Common Stock. Crede would, however, have the right from time to time to convert, exercise or exchange for shares of Common Stock, which over time would aggregate to greater than 9.9% beneficial ownership if all such shares of Common Stock so acquired had been held at one time by Crede.

The Company paid Crede an investment fee equal to $100,000 at the Initial Closing and $265,000 at the Second Closing.

Crede has the right to participate in other equity or equity-linked financings completed by us for a period of 180 days from the later of the Initial Closing or the date the registration statement goes effective.

In addition, we have agreed not to issue additional Common Stock or securities convertible into Common Stock at a price below $0.187 or the market price of the Common Stock on the date the registration statement is declared effective, for a period of 180 days from the effective date of the registration statement, except for issuances (i) pursuant to acquisitions, joint ventures, license arrangements, leasing arrangements and other similar arrangements, (ii) to employees, consultants, directors and officers approved by the Board or pursuant to a plan approved by the Board, (iii) pursuant to one or more contracts entered into by the Company with third parties which would result in revenues to the Company during a three-month period equal to an annual run rate of $15,000,000 in revenues and (iv) pursuant to a contract entered into by the Company with a third party which would reasonably be expected to result in more than $3,000,000 in annual receivables.

Until one year after the Second Closing, we are prohibited from entering into any transaction to (i) sell any convertible securities at a conversion rate or other price that is generally based on and/or varies with the trading prices of our Common Stock at any time after the initial issuance of such convertible securities or (ii) sell securities at a future determined price, including, without limitation, an “equity line of credit” or an “at the market offering.”

SELLING STOCKHOLDER

We have prepared this prospectus to allow the selling stockholder we have identified herein, including its transferees, pledgees, donees and successors in interest, to offer for resale up to 124,282,314 shares of our Common Stock.

The shares of Common Stock being offered by the selling stockholder are those issued to the selling stockholder and those issuable to the selling stockholder upon conversion of the Series B Preferred and exercise or exchange of the Series A, B and C Warrants (the “Warrants”). For additional information regarding the issuance of the Common Stock, the Series B Preferred and the Warrants, see “Private Placement of Common Stock, Preferred Stock and Warrants” above. We are registering the shares of Common Stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the Common Stock, the Series B Preferred and the Warrants issued pursuant to the Securities Purchase Agreement and the securities issued pursuant to the securities purchase agreement dated November 28, 2012 (the “2012 Securities Purchase Agreement”) between us and Crede CG II, Ltd. (an affiliate of the selling stockholder), the selling stockholder has not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock held by the selling stockholder. The second column lists the number of shares of Common Stock beneficially owned by the selling stockholder, based on its respective ownership of shares of Common Stock, Series B Preferred and Warrants, as of the close of business on August 2, 2013.

The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholder and does not take into account any limitations on (i) conversion of the Series B Preferred set forth therein or (ii) exercise or exchange of the Warrants set forth therein.

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In accordance with the terms of a registration rights agreement with the selling stockholder, this prospectus generally covers the resale of the sum of (i) the shares of Common Stock issued pursuant to the Securities Purchase Agreement, (ii) 150% of the number of shares issuable pursuant to the Series B Preferred at the Fixed Conversion Price thereunder (or if less, the Non-Fixed Conversion Price as of the date of filing of the registration statement as to which this prospectus relates) and (iii) the initial number of shares issued and issuable pursuant to the Warrants (or the number of shares so issued and issuable as of the filing of the registration statement to which this prospectus relates, if more).  This prospectus also or otherwise covers such other shares of Common Stock issued or issuable pursuant to the Securities Purchase Agreement, pursuant to the Series B Preferred and/or the Warrants as more fully set forth in this prospectus.  Because the conversion price of the Series B Preferred and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the Series B Preferred and the Warrants, the selling stockholder may not convert the Series B Preferred or exercise or exchange the Warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 9.9%. The number of shares in the second column reflects these limitations. The selling stockholder may sell all, some or none of its shares in this offering.  See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering

Crede CG III, Ltd. (1)	80,598,094 (2)	124,282,314	0 (3)

(1)
The sole stockholder of Crede CG III, Ltd. is Crede Capital Group, LLC. Acuitas Financial Group, LLC holds all of the membership interests of Crede Capital Group, LLC and Terren Peizer holds all of the membership interests of Acuitas Financial Group, LLC. Voting and dispositive power with respect to the shares held by Crede CG III, Ltd. is exercised by Terren Peizer, the sole and Managing Member of Acuitas Financial Group, LLC, Crede Capital Group, LLC and Managing Director of Crede CG III, Ltd., who acts as investment advisor to these entities. Terren Peizer, Acuitas Financial Group, LLC and Crede Capital Group, LLC disclaim beneficial ownership with respect to the shares held by Crede CG III, Ltd.

(2)
As of the close of business on August 2, 2013, includes (i) 10,695,187 shares of Common Stock purchased by Crede at the Initial Closing, (ii) 36,912,751 shares of Common Stock issuable upon conversion of the Series B Preferred Stock issued to Crede on July 31, 2013 (based on a conversion price of $0.149 which represents the closing bid price of the Common Stock on August 2, 2013), (iii) 10,695,187 shares of Common Stock issuable upon exercise of the Series A Warrants, and (iv) 22,294,969 shares of Common Stock issuable upon exercise of the Series B Warrants, and all such shares of Common Stock represent beneficial ownership of approximately 9.9% of the Common Stock, based on (1) 744,219,263 shares of Common Stock issued and outstanding on July 30, 2013, as reported by the Company to Crede, plus (2) 36,912,751 shares of Common Stock issuable upon conversion of the Series B  Preferred Stock issued to Crede on July 31, 2013 (based on a conversion price of $0.149 which represents the closing bid price of the Common Stock on August 2, 2013), plus (3) 10,695,187 shares of Common Stock issuable upon exercise of the Series A Warrants, and (4) 22,294,969 shares of Common Stock issuable upon exercise of the Series B Warrants. The foregoing excludes (I) 7,116,795 shares of Common Stock issuable upon exercise of the Series B Warrants because the Series B Warrants contain a blocker provision under which the holder thereof does not have the right to exercise or exchange the Series B Warrants to the extent (but only to the extent) that such exercise or exchange would result in beneficial ownership by the holder thereof or any of its affiliates of more than 9.9% of the Common Stock and (II) 26,737,967 shares of Common Stock issuable upon exercise of the Series C Warrants because the Series C Warrants contain a blocker provision under which the holder thereof does not have the right to exercise or exchange the Series C Warrant to the extent (but only to the extent) that such exercise or exchange would result in beneficial ownership by the holder thereof or any of its affiliates of more than 9.9% of the Common Stock. Without these so-called “blocker provisions” described above, Crede may be deemed to have beneficial ownership of 114,452,856 shares of Common Stock.

The 26,737,967 shares of Common Stock issuable upon exercise of the Series C Warrants become exercisable on the eleventh trading day following the Second Closing, however, the Company has notified the selling stockholder of its intention to repurchase the Series C Warrants for $10,000 at the close of trading on the tenth trading day immediately following the Second Closing.

(3)
Represents the number of shares that will be held by Crede after completion of this offering based on the assumptions that (a) all shares of Common Stock that were purchased by Crede at the Initial Closing and that number of shares of Common Stock issuable upon exercise or exchange of the Warrants and upon conversion of the Series B Preferred Stock, will be sold and (b) no other shares of our common stock are acquired or sold by Crede prior to completion of this offering. However, Crede may sell all, some or none of the shares offered pursuant to this prospectus and may sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

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PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issued to the selling stockholder and issuable upon conversion of the Series B Preferred and exercise or exchange of the Warrants to permit the resale of these shares of Common Stock by the holders of the Common Stock, the Series B Preferred and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholder may sell all or a portion of the shares of Common Stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of Common Stock by other means not described in this prospectus. If the selling stockholder effects such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholder may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the Series B Preferred, Warrants or shares of Common Stock owned by it and, if the selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholder and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

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Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be approximately $24,960 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC.  You may read and copy information filed by us with the SEC at the SEC’s public reference section, 100 F Street, N.E., Washington, D.C. 20549.  Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330.  The SEC also maintains an Internet site at http://www.sec.gov that contains reports, statements and other information about issuers, such as us, who file electronically with the SEC.  We maintain an Internet site at http://www.adnas.com.  However, the information on our Internet site is not incorporated by reference in this prospectus and any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it.  This means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.  We incorporate by reference in this prospectus (i) the documents listed below, (ii) all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is included and prior to the effectiveness of such registration statement, and (iii) and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

●	Our Annual Report on Form 10-K for the year ended September 30, 2012, as filed with the SEC on December 20, 2012.

●	Our Current Report on Form 8-K, as filed with the SEC on January 9, 2013.

●	Our Current Report on Form 8-K, as filed with the SEC on January 22, 2013.

●	Our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2012, as filed with the SEC on February 14, 2013.

●	Our Current Report on Form 8-K, as filed with the SEC on March 4, 2013.

●	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, as filed with the SEC on May 15, 2013.

●	Our Current Report on From 8-K, as filed with the SEC on June 20, 2013.

●	Our Current Report on Form 8-K, as filed with the SEC on July 22, 2013.
●	Our Current Report on Form 8-K, as filed with the SEC on August 1, 2013.

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You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus, except for exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents) at no cost to you by writing or telephoning us at the following address: Office of the Corporate Secretary, Applied DNA Sciences, Inc., 50 Health Sciences Drive, Stony Brook, New York 11790, telephone (631) 240-8800.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Fulbright & Jaworski LLP, New York, New York.

EXPERTS

RBSM LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2012, as set forth in their report, which is incorporated by reference in the prospectus and elsewhere in this registration statement.  Our consolidated financial statements are incorporated by reference in reliance on RBSM LLP’s report, given on their authority as experts in accounting and auditing.

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APPLIED DNA SCIENCES, INC.
124,282,314 SHARES OF
COMMON STOCK